Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

First Quarter 2020 Results and COVID-19 Pandemic Response

SYRACUSE, N.Y. — April 20, 2020 — Community Bank System, Inc. (NYSE: CBU) reported first quarter 2020 net income of $40.1 million, or $0.76 per fully-diluted share. This compares to $41.9 million of net income, or $0.80 per share for the first quarter of 2019. The $0.04 decrease in earnings per share were primarily attributable to increases in the provision for credit losses, operating expenses and fully-diluted shares outstanding, offset in part by increases in net interest income, noninterest revenues and a decrease in income taxes. Comparatively, the Company recorded $0.82 in fully-diluted earnings per share for the linked fourth quarter of 2019. Operating earnings per share, which excludes acquisition expenses, were $0.77 for the first quarter of 2020 as compared to $0.81 the first quarter 2019 and $0.83 in the linked fourth quarter of 2019.

“The Company produced solid earnings results in the first quarter in spite of the unprecedented challenges posed by the COVID-19 crisis and related market conditions” said Mark Tryniski, President & CEO. “The Company’s operating earnings per share were down $0.04, as compared to the first quarter of last year due largely to the COVID-19 crisis and its related impacts on the Company’s operations. In particular, the Company recorded $5.6 million in the provision for credit losses in the first quarter of 2020 reflective of expected credit losses related to COVID-19 and the associated rapid decline in economic conditions. The Company recorded net charge-offs in the first quarter of $1.6 million, or 0.09% annualized. In addition, the Company’s net interest income was negatively impacted during the quarter due to the significant and rapid decrease in short term interest rates and tighter margins. Despite these events and challenges, the Company generated $0.77 in operating earnings per share and a 1.41% return on average assets for the quarter. Noninterest revenues in the Company’s financial services businesses were up 6.0%, over the first quarter of last year. Ending total loans were down $24.5 million, or 0.4%, from the end of 2019. Outstanding balances in the business lending segment were up slightly in the quarter, but were offset by a net decrease in outstanding balances in the consumer loan portfolios, as typically experienced in the first quarter. Ending total deposits were up $309.0 million, or 3.4%, as seasonally expected.”

Mr. Tryniski added, “As we navigate the COVID-19 crisis, we believe our Company is well-prepared to endure its impacts. The Company has very high levels of capital and liquidity, diversified revenue streams, a strong credit record and an experienced management team. I am very proud of the diligent efforts and steadfast commitment our management team and employees have put forth to maintain operational continuity and high levels of customer service during this crisis. We are concerned about the health and welfare of our employees, customers, shareholders and communities, and are supporting all of our stakeholders throughout this crisis in a thoughtful, disciplined and compassionate manner. We especially appreciate our employees’ efforts in this trying time and we will continue to persevere. In addition, I would like to recognize the contributions of Scott Kingsley, Executive V.P. and Chief Operating Officer, who has decided to retire at the end of the second quarter. Over the last fifteen years, Scott has been an exceptional leader and we are grateful for his service to the Company and its shareholders and wish him well in his retirement.”

The Company recorded total revenues of $148.7 million in the first quarter of 2020, an increase of $6.1 million, or 4.3%, over the prior year’s first quarter. Net interest income increased $3.2 million, or 3.7%, to $90.1 million due to a $664.1 million, or 7.1%, increase in average earning assets between the periods, offset, in part by a 15 basis point decrease in net interest margin. The increase in earning assets was driven by both the third quarter 2019 acquisition of Kinderhook Bank Corp. (“Kinderhook”) and organic asset growth between the periods. Noninterest revenues increased $2.9 million, or 5.3%, between comparable quarters due to increases in banking and nonbanking revenues. Banking noninterest revenues increased $0.7 million, or 4.0% due largely to an increase in mortgage banking revenues and incremental deposit and other banking fees related to the third quarter 2019 acquisition of Kinderhook, while revenues in the Company’s financial services businesses increased $2.3 million, or 6.0%, between the comparable quarterly periods.

Interest income and fees on loans increased $4.9 million, or 6.6%, over the comparable prior year quarter due to an increase in average total loans outstanding due to both Kinderhook and organic loan growth, offset by a 17 basis point decrease in the average loan yield. As previously reported, the first quarter 2019 average loan yield was favorably impacted by six basis points due to $1.0 million in one-time loan fees. Interest income on investments decreased $0.5 million, or 2.9%, between the first quarter of 2019 and the first quarter of 2020. This included a $0.4 million decrease in interest income on cash equivalents and a $0.1 million decrease in interest income on the investment securities portfolio. The tax-equivalent average yield on investments, including cash equivalents, decreased from 2.58% in the first quarter of 2019 to 2.45% in the first quarter of 2020, reflective of lower market interest rates. The average book value of the investments securities portfolio increased $67.7 million, or 2.3%, between the periods, while the average balance of cash equivalents decreased $6.6 million. Interest expense was $1.1 million higher than the previous year’s first quarter, driven by a four basis point increase in the cost on interest-bearing liabilities and a $446.1 million, or 6.9% increase in average interest-bearing liabilities. The average cost of deposits was 0.25% in the first quarter of 2020, as compared to 0.20% in the first quarter of 2019, reflective of market driven rate increases for deposits between the periods. By comparison, the average cost of deposits during the linked fourth quarter of 2019 was 0.26%.

The Company recorded $5.6 million in the provision for credit losses during the first quarter of 2020. The Company recorded loan net charge-offs of $1.6 million during the quarter. During the first quarter of 2019, the Company recorded $2.4 million in the provision for credit losses and recorded loan net charge-offs of $2.6 million. The $3.2 million increase in the provision for credit losses between the periods is largely attributable to an increase in expected credit losses due to the impacts of the COVID-19 crisis. Although the ultimate impact the COVID-19 crisis will have on the Company’s credit losses is unknown and highly uncertain, the Company calculates the Allowance for Credit Losses, pursuant to the Current Expected Credit Loss (“CECL”) accounting standard, adopted January 1, 2020, that incorporates certain current and forward-looking economic and non-economic qualitative factor adjustments to estimate losses for the life of the loan portfolio. This includes forward-looking economic forecasts which distinctly and profoundly changed from stable at the beginning of the first quarter to severely adverse at the end of the first quarter due to the COVID-19 crisis.

Employee benefit services revenues for the first quarter of 2020 were $25.4 million. This represents a $1.3 million, or 5.5%, increase over first quarter 2019 revenues. The improvement in revenues was driven by increases in plan administration, actuarial and record-keeping fees, as well as increases in employee benefit trust and transfer agent fees. The Company recorded $8.1 million in insurance services revenues during the first quarter of 2020, a $0.2 million, or 2.5%, increase over first quarter 2019 results, due primarily to an increase in group medical and property and casualty insurance revenues. Wealth management revenues for the first quarter of 2020 were $7.1 million. This compares to wealth management revenues of $6.3 million in the first quarter of 2019. The $0.8 million, or 12.4% increase in wealth management revenues was primarily driven by increases in investment management and trust services revenues. Banking noninterest revenues increased $0.7 million due primarily to an increase in mortgage banking revenues. During the first quarter of 2020, the Company increased its commitment to sell secondary market eligible residential mortgage loans, which drove an increase in mortgage banking revenues from $0.2 million in the first quarter of 2019 to $0.9 million in the first quarter of 2020.

The Company recorded $93.7 million in total operating expenses in the first quarter of 2020. This represents a $5.0 million, or 5.7%, increase in operating expenses over the first quarter of 2019. Salaries and employee benefits expense increased $4.9 million between comparable quarters, reflective of the increased payroll costs associated with the third quarter 2019 Kinderhook acquisition, merit-related pay increases, and a $0.7 million increase in employee benefits, including significantly higher medical plan costs. Total data processing and communications expenses increased $1.0 million, or 10.8%, between comparable annual quarters, driven by higher payment processing and telecommunication costs, including incremental costs associated with the Kinderhook acquisition. Occupancy and equipment expenses increased $0.5 million, or 4.4%, between the periods due primarily to the increased costs associated with the Kinderhook acquisition. These increases were partially offset by a $0.5 million, or 11.2%, decrease in intangible asset amortization, as well as a $0.7 million, or 6.4%, decrease in other expenses.

The effective tax rate for the first quarter of 2020 was 18.8%, up from 18.5% in the first quarter of 2019. The Company had a significantly lower level of benefit related to stock based compensation activity in the first quarter of 2020, as compared to the first quarter of 2019. Exclusive of stock-based compensation tax benefits, the Company’s effective tax rate was 20.9% in the first quarter of 2020.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, the unrealized gain (loss) on equity securities and net gain on sale of investments. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.80 in the first quarter of 2020, compared to $0.85 in the first quarter of 2019, a 5.9% decrease.

Financial Position

The Company’s total assets at the end of the first quarter were $11.81 billion, as compared to $10.92 billion at the end of the first quarter of 2019, representing an $892.5 million, or 8.2% increase in total assets between periods. The increase in the Company’s total assets was driven by both the Kinderhook acquisition and organic growth. Total deposits increased $684.3 million, or 7.9%, between March 31, 2019 and March 31, 2020, which included $502.6 million of deposits acquired in connection with the Kinderhook acquisition. Average earning assets increased $664.1 million, or 7.1%, over the same period. This included a $603.0 million, or 9.6%, growth in average total loans outstanding, a $67.7 million, or 2.3%, increase in average total investment securities, offset in part by a $6.6 million, or 5.5%, decrease in average outstanding cash equivalents. On a linked quarter basis average earning assets decreased $1.9 million. Although the decrease in average earning assets was not significant on a linked quarter basis, the Company reduced its average balance of cash equivalents by $390.2 million, from $504.9 million in the fourth quarter of 2019, to $114.7 million, in the first quarter of 2020. During the fourth quarter of 2019, the Company purchased $724.1 million of investment securities to reduce its interest rate risk exposure to falling rates. Average deposit balances decreased $45.0 million, or 0.5%, on a linked quarter basis, but ending total deposits increased $309.0 million, or 3.4%, due largely to seasonal trends in public funds deposits as well as growth in core consumer deposits.

Ending loans at March 31, 2020 were $6.87 billion. This was down $24.5 million, or 0.4%, from the end of the fourth quarter of 2019, but increased $600.0 million, or 9.6%, when compared to March 31, 2019. During the first quarter of 2020, and consistent with seasonal expectations, outstanding balances in the consumer indirect, consumer direct and consumer mortgage portfolios decreased $38.0 million. This was partially offset, by a $13.3 million increase in the business lending portfolio and a $0.3 million increase in the home equity portfolio.

Investment securities totaled $3.2 billion at March 31, 2020. This is up $219.2 million from the end of the first quarter of 2019 and up $97.0 million from December 31, 2019. Due to a precipitous drop in market interest rates during the first quarter, the net unrealized gains on the investment securities portfolio increased to $155.5 million at March 31, 2020. This compares to $33.1 million net unrealized gain at December 31, 2019 and $7.9 million at March 31, 2019. The effective duration of the portfolio was 3.6 years at the end of the first quarter of 2020.

Shareholders’ equity of $1.98 billion at March 31, 2020 was $121.4 million, or 6.5%, higher than the fourth quarter of 2019 and $219.5 million, or 12.5%, higher than March 31, 2019. The increase in shareholders’ equity between the periods was primarily driven by strong earnings generation and capital retention over the last four quarters, as well as marked increase in accumulated other comprehensive income due primarily to an increase in net unrealized gains on the Company’s available-for-sale investment securities portfolio. The Company’s net tangible equity to net tangible assets ratio was 10.78% at March 31, 2020, up from 9.83% a year earlier and 10.01% at the end of the fourth quarter of 2019. The Company’s Tier 1 leverage ratio was 11.10% at the end of the first quarter of 2020, down from 11.27% a year earlier and up from 10.80% at December 31, 2019.

As previously announced in December 2019, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.6 million shares of the Company’s common stock during a twelve-month period starting January 1, 2020. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the program in the first quarter of 2020. Although the approved stock repurchase program has not been rescinded, management does not anticipate purchasing shares through this program during the second quarter of 2020.

CECL Adoption and Asset Quality

During the first quarter, the Company adopted ASU No. 2016-13, Financial Instruments – Credit Losses, also known as Current Expected Credit Losses (“CECL”). Upon the adoption of CECL, the Company recorded a net cumulative-effect adjustment that increased retained earnings by $0.5 million. This adjustment was the result of a $1.4 million net increase in the allowance for credit losses, from $49.9 million at December 31, 2019 to $51.3 million upon adoption, including a $3.1 million adjustment to loans, partially offset by a $1.2 million increase in other liabilities related to the allowance for off-balance sheet credit exposures. Due largely to the expectation of increased credit losses due to COVID-19’s adverse impact on economic and business operating conditions, the Company’s Allowance for Credit Losses increased an additional $4.4 million, or 8.6%, in the first quarter of 2020. The table below illustrates the Company’s changes in the Allowance for Credit Losses prior to CECL adoption through the end of the first quarter.

	Allowance for Loan Losses at 12/31/2019	CECL Adoption Impact	Allowance for Credit Losses after Adoption(1)	First Quarter 2020 Reserve Build	Allowance for Credit Losses at 3/31/2020
Balance	$49.9 million	+$1.4 million	$51.3 million	+$4.4 million	$55.7 million
% Change	n/a	+2.7%	n/a	+8.6%	+11.5%

(1) Includes a $3.1 million reclassification for expected losses on purchased credit deteriorated (“PCD”) loans which resulted in an additional $2.1 million for PCD loans from original estimate.

The adoption of CECL did not result in the recording of an allowance for credit losses on the Company’s available-for-sale debt securities or its other instruments carried at amortized cost.

At March 31, 2020, non-performing loans increased to 0.46% of total loans outstanding. This compares to 0.39% of total loans outstanding at the end of the first quarter of 2019 and 0.35% at the end of the linked fourth quarter of 2019. The increase in nonperforming loans is largely attributable to a single line of credit that matured on December 31, 2019 with a total outstanding balance of $9.9 million. The Company is actively engaging with the borrower to process an extension. Total delinquent loans, which includes nonperforming loans and loans thirty or more days delinquent, to total loans outstanding, were 1.11% at the end of the first quarter of 2020. This compares to 0.88% at the end of the first quarter of 2019 and 0.94% at the end of the linked fourth quarter of 2019. The delinquency status for loans on payment deferment due to COVID-19 financial hardship were reported at March 31, 2020 based on their delinquency status as of March 20, 2020. The Company recorded net charge-offs of $1.6 million, or 0.09% annualized, in the first quarter of 2020. This compares to net charge-offs of $2.6 million, or 0.17% annualized, in the first quarter of 2019. The decrease in net charge-offs between comparable quarters was attributable to a $1.0 million decrease in net charge-offs in the business lending portfolio. The allowance for credit losses to nonperforming loans was 175% at March 31, 2020.

Dividend Increase

During the first quarter of 2020, the Company declared a quarterly cash dividend of $0.41 per share on its common stock, up 7.9% from the $0.38 dividend declared in the first quarter of 2019, representing an annualized yield of 2.8% based upon the $59.36 closing price of the Company’s stock on April 15, 2020. The three cent increase declared in the third quarter of 2019 marked the 27th consecutive year of dividend increases for the Company.

COVID-19 Pandemic

In early January 2020, the World Health Organization issued an alert that a coronavirus outbreak was emanating from the Wuhan Province in China. Later in January, the first death related to the coronavirus, identified as COVID-19, occurred in the United States. Over the course of the next several weeks, the outbreak continued to spread to various regions of the World prompting the World Health Organization to declare COVID-19 a global pandemic on March 11, 2020. In the United States, the rapid spread of the COVID-19 virus invoked various Federal and State Authorities to make emergency declarations and issue executive orders to limit the spread of the disease. Measures included restrictions on international and domestic travel, limitations on public gatherings, implementation of social distancing protocols, school closings, orders to shelter in place and mandates to close all non-essential businesses to the public. Concerns about the spread of the disease and its anticipated negative impact on economic activity, severely disrupted both domestic and international financial markets prompting Central Banks around the World to inject significant amounts of monetary stimulus into their economies. In the United States, the Federal Reserve System’s Federal Open Market Committee, swiftly cut the target Federal Funds rate to a range of 0% to 0.25%, including a 50 basis point reduction in the target federal funds rate on March 3, 2020 and an additional 100 basis point reduction on March 15, 2020. In addition, the Federal Reserve rolled out various market support programs to ease the stress on financial markets. The estimated value of the pandemic-related monetary stimulus package provided through the Federal Reserve’s activities was estimated at $4 trillion. In addition, on March 27, 2020, the United States Congress passed the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which is intended to provide approximately $2.5 trillion of direct support to U.S. citizens and businesses affected by the COVID-19 outbreak.

As the COVID-19 events unfolded throughout the first quarter of 2020, the Company implemented various plans, strategies and protocols to protect its employees, maintain services for customers, assure the functional continuity of the Company’s operating systems, controls and processes, and mitigate financial risks posed by changing market conditions. In order to protect its employees and assure workforce continuity and operational redundancy, the Company imposed business travel restrictions, implemented quarantine and work from home protocols and physically separated, to the extent possible, the critical operations site workforce that are unable to work remotely. To limit the risk of virus spread, the Company implemented drive-thru only and by appointment operating protocols for its extensive bank branch network. The Company also maintained active communications with its primary regulatory agencies and critical vendors to assure all mission-critical activities and functions are being performed in line with regulatory expectations and the Company’s service standards.

Although there is a high degree of uncertainty around the magnitude and duration of the economic impact of the COVID-19 pandemic, the Company’s management believes that its financial position, including high levels of capital and liquidity, will allow it to successfully endure the negative economic impacts of the crisis. The Company’s capital planning and capital management activities, coupled with its historically strong earnings performance and prudent dividend practices, have allowed it to build and maintain strong capital reserves. At March 31, 2020, all of the Company’s regulatory capital ratios significantly exceeded all well-capitalized standards. More specifically, the Company’s Tier 1 Leverage Ratio, a common measure to evaluate a financial institutions capital strength, was 11.10% at March 31, 2020, which represents over two times the well-capitalized regulatory standard of 5.0%.

In addition, management believes the Company’s liquidity position is strong. The Company’s primary Bank subsidiary maintains a funding base largely comprised of core noninterest bearing demand deposit accounts and low cost interest-bearing savings, interest checking and money market deposit accounts with customers that operate, reside or work within its branch footprint. At March 31, 2020, the Company’s cash and cash equivalents balances were $529.3 million and it maintained $260.4 million of availability at the Federal Reserve Bank’s discount window. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency-backed mortgage backed securities. This portfolio not only generates interest income, but also serves as a ready source of liquidity and capital. At March 31, 2020, the Company’s available-for-sale investment securities portfolio totaled $3.142 billion, $1.502 billion of which was unpledged as collateral. Net unrealized gains on the portfolio were $155.3 million. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at March 31, 2020 was $1.826 billion. The Company did not experience significant draws on available working capital lines of credit and home equity lines of credit during the first quarter of 2020 due to the COVID-19 crisis. During the first quarter of 2020, no significant or unusual customer activity was observed that portends unmanageable levels of stress on the Company’s liquidity profile. The Company has also participated in the CARES Act, Paycheck Protection Program, a $350 billion specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration. The Paycheck Protection Program (“PPP”) provides borrower guarantees for lenders, as well as loan forgiveness incentives for borrowers that utilize the loan proceeds to cover employee compensation-related business operating costs. Through April 15, 2020, the Company has approved 1,395 PPP loans totaling $351.9 million. The Company anticipates high levels of customer utilization of the PPP loan program, but also believes its liquidity resources are more than sufficient to meet the funding requirements of its borrowers.

From a credit risk and lending perspective, the Company has taken actions to identify and assess its COVID-19 related credit exposures based on asset class and borrower type. No specific COVID-19 related credit impairment was identified within the Company’s investment securities portfolio, including the Company’s municipal securities portfolio, during the first quarter of 2020. With respect to the Company’s lending activities, the Company implemented a customer payment deferral program to assist both consumer and business borrowers that may be experiencing financial hardship due to COVID-19 related challenges. Through April 15, 2020, the Company granted payment deferral request for up to three months, for 3,274 consumer borrowers and 1,018 business borrowers, representing $587.2 million of the Company’s loan balances. Loans in deferment status will continue to accrue interest during the deferment period unless otherwise classified as nonperforming. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. These payment deferrals were also deemed to be an insignificant borrower concession, and therefore, not classified as troubled-debt restructured loans during the first quarter. Borrowers, that were delinquent in their payments to the Bank, prior to requesting a COVID-19 related financial hardship payment deferral were reviewed on a case by case basis for troubled debt restructure classification and non-performing loan status. In the instances where the Company granted a payment deferral to a delinquent borrower, the borrower’s delinquency status was frozen as of March 20, 2020, and their loans will continue to be reported as delinquent during the deferment period based on their delinquency status as of March 20, 2020. The Company anticipates that the number and amount of COVID-19 financial hardship payment deferral requests will increase significantly during the second quarter of 2020.

The COVID-19 crisis is expected to continue to impact the Company’s financial results, as well as demand for its services and products during the second quarter of 2020 and potentially beyond. The short and long-term implications of the COVID-19 crisis, and related monetary and fiscal stimulus measures, on the Company’s future revenues, earnings results, allowance for credit losses, capital reserves, and liquidity are unknown at this time.

Steuben Trust Corporation

On October 21, 2019, the Company announced that it had entered into a definitive agreement to acquire Steuben Trust Corporation (“Steuben”), parent company of Steuben Trust Company, a New York State chartered community bank headquartered in Hornell, New York. Based on the Company’s closing stock price on April 15, 2020, the transaction is valued at approximately $102.5 million in Company stock and cash. The acquisition will extend the Company’s footprint into two new counties in Western New York State, and enhance the Company’s presence in four Western New York State counties in which it currently operates. Steuben currently operates 14 branch locations with approximately $560 million of assets, and deposits of $460 million. The Company expects this acquisition to be approximately $0.08 to $0.09 per share accretive to its first full year of GAAP earnings and $0.09 to $0.10 per share accretive to cash earnings, excluding any one-time transaction costs. The Steuben shareholders approved the merger with the Company at its Special Meeting held on March 3, 2020. At this time, the acquisition is scheduled to close during the second quarter of 2020. However, due to the COVID-19 crisis and pending regulatory approval, it is uncertain as to whether or not the effective date of the merger will be postponed.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, April 20, 2020, to discuss first quarter 2020 results. The conference call can be accessed at 877-317-6789 (1-412-317-6789 if outside United States and Canada). Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/33999.

This earnings release, including supporting financial tables and presentation slides, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Us

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $11.8 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on CBU’s colleagues, the communities CBU serves, and the domestic and global economy, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits on CBU’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect of a fall in stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$78,565	$80,509	$79,931	$74,067	$73,703
Investment income	18,430	19,538	18,716	20,285	18,978
Total interest income	96,995	100,047	98,647	94,352	92,681
Interest expense	6,941	7,307	7,371	6,052	5,822
Net interest income	90,054	92,740	91,276	88,300	86,859
Provision for credit losses	5,594	2,857	1,751	1,400	2,422
Net interest income after provision for credit losses	84,460	89,883	89,525	86,900	84,437
Deposit service and other banking fees	17,178	17,828	18,003	16,930	17,199
Mortgage banking	916	247	(138)	213	201
Wealth management and insurance services	15,192	14,060	14,890	14,907	14,211
Employee benefit services	25,366	24,997	24,329	23,787	24,054
Gain on sale of investments, net	0	0	0	4,882	0
Unrealized (loss)gain on equity securities	(30)	(9)	10	(13)	31
Total noninterest revenues	58,622	57,123	57,094	60,706	55,696
Salaries and employee benefits	58,251	56,468	56,061	54,008	53,379
Data processing and communications	10,413	10,932	10,675	10,401	9,399
Occupancy and equipment	10,739	10,142	9,801	9,619	10,288
Amortization of intangible assets	3,667	3,962	3,960	3,904	4,130
Acquisition expenses	369	819	6,061	1,194	534
Other	10,224	12,946	10,371	12,050	10,922
Total operating expenses	93,663	95,269	96,929	91,176	88,652
Income before income taxes	49,419	51,737	49,690	56,430	51,481
Income taxes	9,285	8,853	10,472	11,415	9,535
Net income	$40,134	$42,884	$39,218	$45,015	$41,946
Basic earnings per share	$0.77	$0.82	$0.76	$0.87	$0.81
Diluted earnings per share	$0.76	$0.82	$0.75	$0.86	$0.80
Profitability
Return on assets	1.41%	1.48%	1.39%	1.68%	1.59%
Return on equity	8.49%	9.19%	8.53%	10.18%	9.85%
Return on tangible equity(2)	14.52%	16.08%	14.92%	17.74%	17.61%
Noninterest revenues/operating revenues (FTE)(1)	39.6%	38.3%	38.6%	38.8%	39.1%
Efficiency ratio	60.4%	60.7%	58.8%	59.8%	59.1%
Components of Net Interest Margin (FTE)
Loan yield	4.61%	4.67%	4.72%	4.73%	4.78%
Cash equivalents yield	0.90%	1.68%	2.19%	2.37%	2.33%
Investment yield	2.51%	2.70%	2.61%	2.73%	2.59%
Earning asset yield	3.93%	3.99%	4.03%	4.06%	4.05%
Interest-bearing deposit rate	0.34%	0.36%	0.36%	0.30%	0.27%
Borrowing rate	1.70%	1.68%	2.06%	1.87%	1.86%
Cost of all interest-bearing funds	0.40%	0.42%	0.43%	0.37%	0.36%
Cost of funds (includes DDA)	0.30%	0.31%	0.32%	0.28%	0.27%
Net interest margin (FTE)	3.65%	3.71%	3.73%	3.80%	3.80%
Fully tax-equivalent adjustment	$1,032	$1,026	$985	$990	$1,008

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$6,876,771	$6,857,977	$6,735,776	$6,294,772	$6,273,798
Cash equivalents	114,660	504,858	665,862	334,304	121,304
Taxable investment securities	2,586,646	2,242,471	1,990,979	2,400,516	2,574,902
Nontaxable investment securities	459,340	434,020	413,437	397,316	403,359
Total interest-earning assets	10,037,417	10,039,326	9,806,054	9,426,908	9,373,363
Total assets	11,487,384	11,472,415	11,229,919	10,771,975	10,687,708
Interest-bearing deposits	6,598,131	6,581,979	6,462,143	6,170,832	6,107,732
Borrowings	329,355	325,139	290,967	319,505	373,656
Total interest-bearing liabilities	6,927,486	6,907,118	6,753,110	6,490,337	6,481,388
Noninterest-bearing deposits	2,458,529	2,519,645	2,458,831	2,326,630	2,297,472
Shareholders' equity	1,902,169	1,851,579	1,824,869	1,774,400	1,726,313
Balance Sheet Data
Cash and cash equivalents	$529,336	$205,030	$1,014,042	$874,836	$508,364
Investment securities	3,185,381	3,088,343	2,481,742	2,402,272	2,966,147
Loans:
Business lending	2,789,130	2,775,876	2,779,612	2,395,684	2,410,477
Consumer mortgage	2,424,656	2,430,902	2,405,191	2,255,782	2,237,430
Consumer indirect	1,087,879	1,113,062	1,091,980	1,082,834	1,070,840
Home equity	386,583	386,325	389,029	371,619	374,297
Consumer direct	177,844	184,378	187,379	178,151	173,042
Total loans	6,866,092	6,890,543	6,853,191	6,284,070	6,266,086
Allowance for credit losses	55,652	49,911	49,423	49,310	49,107
Intangible assets, net	832,919	836,923	840,685	800,515	804,419
Other assets	450,907	439,367	457,060	433,005	420,558
Total assets	11,808,983	11,410,295	11,597,297	10,745,388	10,916,467
Deposits:
Noninterest-bearing	2,491,720	2,465,902	2,549,395	2,363,408	2,346,635
Non-maturity interest-bearing	5,899,297	5,592,936	5,672,825	5,356,448	5,517,141
Time	912,965	936,129	946,065	768,349	755,886
Total deposits	9,303,982	8,994,967	9,168,285	8,488,205	8,619,662
Borrowings	208,718	253,758	237,661	144,290	251,833
Subordinated notes payable	13,775	13,795	13,814	0	0
Subordinated debt held by unconsolidated subsidiary trusts	77,320	77,320	77,320	97,939	97,939
Accrued interest and other liabilities	228,557	215,221	259,796	205,444	189,905
Total liabilities	9,832,352	9,555,061	9,756,876	8,935,878	9,159,339
Shareholders' equity	1,976,631	1,855,234	1,840,421	1,809,510	1,757,128
Total liabilities and shareholders' equity	11,808,983	11,410,295	11,597,297	10,745,388	10,916,467
Capital
Tier 1 leverage ratio	11.10%	10.80%	10.76%	11.54%	11.27%
Tangible equity/net tangible assets(2)	10.78%	10.01%	9.68%	10.56%	9.83%
Diluted weighted average common shares O/S	52,646	52,522	52,382	52,356	52,195
Period end common shares outstanding	52,031	51,794	51,660	51,571	51,471
Cash dividends declared per common share	$0.41	$0.41	$0.41	$0.38	$0.38
Book value	$37.99	$35.82	$35.63	$35.09	$34.14
Tangible book value(2)	$22.84	$20.52	$20.24	$20.45	$19.40
Common stock price (end of period)	$58.80	$70.94	$61.69	$65.84	$59.77

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$19,046	$18,835	$23,610	$21,413	$21,252
Accruing loans 90+ days delinquent	12,736	5,426	5,064	3,047	3,019
Total nonperforming loans	31,782	24,261	28,674	24,460	24,271
Other real estate owned (OREO)	1,469	1,270	1,258	1,736	1,524
Total nonperforming assets	33,251	25,531	29,932	26,196	25,795
Net charge-offs	1,550	2,369	1,638	1,197	2,599
Allowance for credit losses/loans outstanding	0.81%	0.72%	0.72%	0.78%	0.78%
Nonperforming loans/loans outstanding	0.46%	0.35%	0.42%	0.39%	0.39%
Allowance for credit losses/nonperforming loans	175%	206%	172%	202%	202%
Net charge-offs/average loans	0.09%	0.14%	0.10%	0.08%	0.17%
Delinquent loans/ending loans	1.11%	0.94%	0.85%	0.87%	0.88%
Credit loss provision/net charge-offs	361%	121%	107%	117%	93%
Nonperforming assets/total assets	0.28%	0.22%	0.26%	0.24%	0.24%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$15,369	$15,415	$16,644	$15,529	$15,524
Accruing loans 90+ days delinquent	4,282	2,707	3,734	2,863	2,593
Total nonperforming loans	19,651	18,122	20,378	18,392	18,117
Other real estate owned (OREO)	1,347	1,148	1,258	1,145	898
Total nonperforming assets	20,998	19,270	21,636	19,537	19,015
Net charge-offs	1,531	2,435	1,602	1,234	1,516
Allowance for credit losses/loans outstanding	0.91%	0.87%	0.89%	0.93%	0.94%
Nonperforming loans/loans outstanding	0.36%	0.33%	0.38%	0.36%	0.36%
Allowance for credit losses/nonperforming loans	255%	262%	231%	260%	262%
Net charge-offs/average loans	0.11%	0.18%	0.12%	0.10%	0.12%
Delinquent loans/ending loans	1.02%	0.89%	0.88%	0.89%	0.89%
Credit loss provision/net charge-offs	367%	120%	51%	123%	142%
Nonperforming assets/total assets	0.20%	0.19%	0.22%	0.20%	0.20%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$40,134	$42,884	$39,218	$45,015	$41,946
Acquisition expenses	369	819	6,061	1,194	534
Tax effect of acquisition expenses	(69)	(140)	(1,277)	(242)	(99)
Subtotal (non-GAAP)	40,434	43,563	44,002	45,967	42,381
Gain on sale of investments, net	0	0	0	(4,882)	0
Tax effect of gain on sale of investments, net	0	0	0	988	0
Subtotal (non-GAAP)	40,434	43,563	44,002	42,073	42,381
Unrealized loss(gain) on equity securities	30	9	(10)	13	(31)
Tax effect of unrealized loss(gain) on equity securities	(6)	(2)	2	(3)	6
Operating net income (non-GAAP)	40,458	43,570	43,994	42,083	42,356
Amortization of intangibles	3,667	3,962	3,960	3,904	4,130
Tax effect of amortization of intangibles	(689)	(678)	(835)	(790)	(765)
Subtotal (non-GAAP)	43,436	46,854	47,119	45,197	45,721
Acquired non-impaired loan accretion	(1,465)	(1,898)	(1,637)	(1,302)	(1,330)
Tax effect of acquired non-impaired loan accretion	275	325	345	263	246
Adjusted net income (non-GAAP)	$42,246	$45,281	$45,827	$44,158	$44,637

Return on average assets
Adjusted net income (non-GAAP)	$42,246	$45,281	$45,827	$44,158	$44,637
Average total assets	11,487,384	11,472,415	11,229,919	10,771,975	10,687,708
Adjusted return on average assets	1.48%	1.57%	1.62%	1.64%	1.69%

Return on average equity
Adjusted net income (non-GAAP)	$42,246	$45,281	$45,827	$44,158	$44,637
Average total equity	1,902,169	1,851,579	1,824,869	1,774,400	1,726,313
Adjusted return on average equity	8.93%	9.70%	9.96%	9.98%	10.49%

Earnings per common share
Diluted earnings per share (GAAP)	$0.76	$0.82	$0.75	$0.86	$0.80
Acquisition expenses	0.01	0.01	0.12	0.02	0.01
Tax effect of acquisition expenses	0.00	0.00	(0.03)	0.00	0.00
Subtotal (non-GAAP)	0.77	0.83	0.84	0.88	0.81
Gain on sale of investments, net	0.00	0.00	0.00	(0.10)	0.00
Tax effect of gain on sale of investments, net	0.00	0.00	0.00	0.02	0.00
Subtotal (non-GAAP)	0.77	0.83	0.84	0.80	0.81
Unrealized loss(gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized loss(gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.77	0.83	0.84	0.80	0.81
Amortization of intangibles	0.07	0.07	0.08	0.07	0.08
Tax effect of amortization of intangibles	(0.01)	(0.01)	(0.02)	(0.02)	(0.01)
Subtotal (non-GAAP)	0.83	0.89	0.90	0.85	0.88
Acquired non-impaired loan accretion	(0.03)	(0.04)	(0.03)	(0.02)	(0.03)
Tax effect of acquired non-impaired loan accretion	0.00	0.01	0.01	0.01	0.00
Diluted adjusted net earnings per share (non-GAAP)	$0.80	$0.86	$0.88	$0.84	$0.85

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Noninterest operating expenses
Noninterest expenses (GAAP)	$93,663	$95,269	$96,929	$91,176	$88,652
Amortization of intangibles	(3,667)	(3,962)	(3,960)	(3,904)	(4,130)
Acquisition expenses	(369)	(819)	(6,061)	(1,194)	(534)
Total adjusted noninterest expenses (non-GAAP)	$89,627	$90,488	$86,908	$86,078	$83,988

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$89,627	$90,488	$86,908	$86,078	$83,988
Tax-equivalent net interest income	91,086	93,766	92,261	89,290	87,867
Noninterest revenues	58,622	57,123	57,094	60,706	55,696
Acquired non-impaired loan accretion	(1,465)	(1,898)	(1,637)	(1,302)	(1,330)
Gain on sale of investments, net	0	0	0	(4,882)	0
Unrealized loss(gain) on equity securities	30	9	(10)	13	(31)
Operating revenues (non-GAAP) - denominator	148,273	149,000	147,708	143,825	142,202
Efficiency ratio (non-GAAP)	60.4%	60.7%	58.8%	59.8%	59.1%

Balance sheet data
Total assets
Total assets (GAAP)	$11,808,983	$11,410,295	$11,597,297	$10,745,388	$10,916,467
Intangible assets	(832,919)	(836,923)	(840,685)	(800,515)	(804,419)
Deferred taxes on intangible assets	44,494	44,742	46,048	45,576	45,994
Total tangible assets (non-GAAP)	11,020,558	10,618,114	10,802,660	9,990,449	10,158,042

Total common equity
Shareholders' Equity (GAAP)	1,976,631	1,855,234	1,840,421	1,809,510	1,757,128
Intangible assets	(832,919)	(836,923)	(840,685)	(800,515)	(804,419)
Deferred taxes on intangible assets	44,494	44,742	46,048	45,576	45,994
Total tangible common equity (non-GAAP)	1,188,206	1,063,053	1,045,784	1,054,571	998,703

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,188,206	$1,063,053	$1,045,784	$1,054,571	$998,703
Total tangible assets (non-GAAP) - denominator	11,020,558	10,618,114	10,802,660	9,990,449	10,158,042
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	10.78%	10.01%	9.68%	10.56%	9.83%

(1)	Excludes gain on sales of investments and unrealized gain and loss on equity securities.

(2)	Includes deferred tax liabilities related to certain intangible assets.

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